UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 29, 2011

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 404-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2011, Dr. Frederic H. Moll, the current Executive Chairman of the Board of Hansen Medical, Inc. (the “Company”), resigned as an employee of the Company effective August 31, 2011. In connection with his resignation as an employee, Dr. Moll will become non-executive Chairman of the Board effective August 31, 2011. In addition, Dr. Moll will resign as Chairman of the Board effective December 31, 2011, but intends to continue to serve as a director after that date.

On August 29, 2011, the Company and Dr. Moll entered into a separation agreement and consulting agreement in connection with Dr. Moll’s resignation as an employee. Pursuant to the separation agreement, Dr. Moll will receive the following benefits in exchange for a release of claims against the Company: (1) full acceleration of his unvested stock options, (2) payment of his and his dependents’ COBRA premiums for up to twelve months, (3) a $1,485 lump sum payment in lieu of continued life insurance and disability benefits, (4) his Company-issued laptop computer, and (5) reimbursement of up to $13,000 of his legal fees in connection with the agreements. Pursuant to the consulting agreement, Dr. Moll will provide up to 32 hours of consulting services per month for up to twelve months, and he may vest in previously granted 87,500 performance-based restricted stock units to the extent they do not vest based on the Company’s achievement of 2011 performance goals. To the extent not vested based on Company performance, these units will vest if Dr. Moll continues to provide requested services through the end of February 2012 or if the Company terminates the consulting agreement other than due to Dr. Moll’s material breach or in the event of Dr. Moll’s death prior to such time. Dr. Moll will be paid $300 per hour for services rendered after March 1, 2012.

Also on August 29, 2011, the Company’s Board of Directors agreed to extend a housing and relocation allowance of $15,417 per month payable to Bruce Barclay, the Company’s President and Chief Executive Officer. This arrangement, which was originally negotiated for the first twelve months of Mr. Barclay’s employment in order to assist him in relocating to the San Francisco Bay Area, has been extended for an additional six months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC.
(Registrant)

Date: August 30, 2011	/S/ PETER J. MARIANI
Peter J. Mariani
Chief Financial Officer